UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 8, 2005


                              SmarTire Systems Inc.
            --------------------------------------------------------
            (Exact name of registration as specified in its charter)


  Yukon Territory, Canada                 0-29248                   N/A
----------------------------           -------------         -------------------
(State or other jurisdiction           (Commission            (I.R.S. Employer
      of incorporation)                 File Number)         Identification No.)


            #150 - 13151 Vanier Place
        Richmond, British Columbia, Canada                    V6V 2J1
     ----------------------------------------               ----------
     (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code: (604) 276-9884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 8, 2005, the Company entered into a management agreement with David Warkentin appointing him Vice President of Sales and Marketing. During 2004 and 2005, Mr. Warkentin was the Vice President Sales of Intrinsyc Software, a company that provides engineering services to wireless mobile device makers as well as licensable software for the wireless telephone handset market. From 2000 until 2004, Mr. Warkentin was the Director of Sales for Silent Witness
Enterprises, a company that manufactures security cameras and digital video recorders targeted to the financial, educational and corrections markets. Also during 2000, Mr. Warkentin was the North American Sales Manager for Digital Dispatch Systems, and was responsible for a sales team selling mobile dispatch hardware and software solutions directly to end-users.

Mr. Warkentin's current management agreement, dated as of August 8, 2005, calls for payment of a base salary of CDN$130,000 (approximately U.S. $107,000) per annum subject to increase from time to time plus 2,000,000 stock options pursuant to the Company's 2004 Stock Incentive Plan (Non-U.S). Such options will vest over two years at an exercise price per share equal to $0.16 per share. Fifty percent of the options granted will vest one year from the date of the option agreement and the remaining fifty percent will vest two years from the date of the option agreement. The options will terminate, to the extent not previously exercised, five years after the date of the option agreement.

In the event of Mr. Warkentin's termination for any reason other than for just cause after three months and within six months of the effective date of the management agreement, we must either continue to pay Mr. Warkentin's salary and provide benefits until three months from the date of termination or pay three months' salary in lieu of notice. In the event of termination for any reason other than for just cause six months after the effective date of the management agreement, but within twelve months of the effective date of the management agreement, we must either continue to pay Mr. Warkentin's salary and provide the benefits until six months from the date of termination or pay six months' salary in lieu of notice. In the event of termination for any reason other than for just cause twelve months after the effective date of the management agreement, but within twenty-four months of the effective date of the management agreement, we must either continue to pay Mr. Warkentin's salary and provide the benefits until nine months from the date of termination or pay nine months' salary in lieu of notice. In the event of termination for any reason other than for just cause twenty-four months after the effective date of the management agreement, we must either continue to pay Mr. Warkentin's salary and provide the benefits until twelve months from the date of termination or pay twelve months' salary in lieu of notice. Any stock options that have been granted but that have not yet vested shall immediately terminate, and vested options may be exercised for a period of 30 days only after the final payment.

Notwithstanding anything else in the management agreement, in the event that Mr. Warkentin's employment is terminated within eighteen months of an acquisition, a hostile takeover or a merger and the termination is without cause, we must either continue to pay the salary under the management agreement and provide benefits until the termination date or pay upon termination an amount equal to the salary payable to the termination date in lieu of notice. Any stock options that have been granted but that have not yet vested shall immediately vest at the date of the final payment of termination amounts, and may be exercised for a period of 30 days only after the final payment.

The management agreement is attached to this Form 8-K as Exhibit 10.1.

A copy of the press release issued August 9, 2005 announcing this development is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

      (c)   Exhibits.

            Exhibit
            Number      Description
            ------      -----------

            10.1        Management agreement - David Warkentin
            99.1        Press release issued August 9, 2005

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       SMARTIRE SYSTEMS INC.


Date: August 12, 2005                  By: /s/ Jeff Finkelstein
                                           -------------------------------------
                                           Jeff Finkelstein
                                           Chief Financial Officer